Exhibit (a)(xvi)

TEKLA HEALTHCARE INVESTORS

Amendment to Declaration of Trust

Notice of Change of Trustee

WHEREAS, at a meeting of the shareholders of Tekla Healthcare Investors (the “Fund”), the shareholders of the Fund appointed W. Mark Watson as Trustee to the Fund, effective upon his written acceptance and agreement to be bound by the terms of the Declaration of Trust of the Fund, dated and filed with the Secretary of State of the Commonwealth of Massachusetts on October 31, 1986, as amended;

WHEREAS, William S. Reardon retired as a Trustee of Tekla Healthcare Investors, effective June 9, 2022, the Fund issues this notice in accordance with the terms of the Declaration of Trust of the Fund, dated and filed with the Secretary of State of the Commonwealth of Massachusetts on October 31, 1986, as amended;

NOW, THEREFORE, as a result of the foregoing Trustee’s appointment and retirement, the seven Trustees of Tekla Healthcare Investors are:

Jeffrey A. Bailey	100 Federal Street, 19th Floor Boston, MA 02110

Kathleen L. Goetz	100 Federal Street, 19th Floor Boston, MA 02110

Rakesh K. Jain, Ph.D.	100 Federal Street, 19th Floor Boston, MA 02110

Thomas M. Kent	100 Federal Street, 19th Floor Boston, MA 02110

Daniel R. Omstead, Ph.D.	100 Federal Street, 19th Floor Boston, MA 02110

Oleg M. Pohotsky	100 Federal Street, 19th Floor Boston, MA 02110

W. Mark Watson	100 Federal Street, 19th Floor Boston, MA 02110

IN WITNESS WHEREOF, this Notice has been subscribed this 16th day of June, 2022, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

/s/Laura Woodward
Laura Woodward, Secretary